SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                 CURRENT REPORT UNDER TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


      Date of Report (date of earliest event reported): September 11, 1997
                        Commission File Number: 0-25386


                               FX ENERGY, INC.
             (Exact Name of Registrant as Specified in its Charter)


                  NEVADA                            87-0504461
     (State or other jurisdiction of              (IRS Employer
      incorporation or organization)           Identification No.)



           3006 HIGHLAND DRIVE
                SUITE 206
           SALT LAKE CITY, UTAH                       84106
     (Address of Principal Executive                (Zip Code)
                 Offices)

              Registrant's Telephone Number, including Area Code:
                               (801) 486-5555



                                    N/A
     (Former name, former address, and formal fiscal year, if changed since last report)



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                             ITEM 5.  OTHER EVENTS
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FX Energy, Inc. ("FX Energy" or the "Company") announced on September 11, 1997, that three target areas, encompassing approximately a quarter million acres in the aggregate, have been selected for exploration in the Carpathian region of southern Poland. FX Energy and the Polish Oil and Gas Company (POGC) have been reviewing data in this area under a Joint Study agreement signed between the companies effective May 28, 1996, and have now agreed to proceed with a joint exploration program on these three initial areas. Two of the targeted locations, known as Wola and Godowa, lie within an area where exploration concessions are currently held by POGC. FX Energy will contract for seismic acquisition over each target area to begin as soon as a crew can be mobilized.

The third area, known as Jordanow, is in the western Carpathians. FX has applied for oil and gas exploration rights on this acreage and will contract for seismic acquisition as soon as the exploration rights have been granted. POGC will have the right to join in the project. The Company currently plans to drill a first exploratory well in at least two of these three target areas in 1998.

The Carpathian Joint Study Agreement between POGC and FX Energy has been extended through June 30, 1998.

FX Energy produces oil from fields in Montana and Nevada and is actively pursuing other oil and gas opportunities in Poland and the western United States. Its stock is traded on the Nasdaq National Market System.

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 1996 annual report on Form 10-KSB and other SEC reports.



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                                   SIGNATURES
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      Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 12,  1997            FX ENERGY, INC.


                                      By:/s/ Scott J. Duncan, Vice President